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                                 EXHIBIT 11(A)


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Post-Effective Amendment No. 26 to the Registration Statement of Capital Appreciation Fund (the "Fund") on Form N-1A (File Nos. 2-76640; 811-3429) of our report dated February 24, 1997, on our audits of the financial statements and financial highlights of the Fund, which report is included in the Fund's Annual Report for the year ended December 31, 1996 which is incorporated by reference in this Post-Effective Amendment to the Registration Statement. We also consent to the reference to our Firm as experts in accounting and auditing under the caption "Additional Information" in the Statement of Additional Information.


COOPERS & LYBRAND L.L.P.



Hartford, Connecticut
April 15, 1997